                                  Exhibit 10.1

         This Stipulation of Settlement (the "Stipulation") is entered into this __ day of _____________, 1993, between plaintiffs JOYCE UTTAN I.R.A, et al., NAOMI HOROWITZ, et al., and RICHARD CARNO, et al., on the one hand, and defendants HOTEL INVESTORS TRUST, INC., a Maryland Real Estate Investment Trust, HOTEL INVESTORS CORPORATION, a Maryland corporation, RONALD A. YOUNG, JOHN F. ROTHMAN, GRAEME W. HENDERSON, SHERWIN L. SAMUELS, BRUCE M. FORD, EARLE
F. JONES and HOWARD B. LEVENSON, on the other hand, by and through their respective counsel of record in the Hotel Investors Litigation.

         1.      RECITALS

         This Stipulation is entered into with reference to the following facts and objectives:

                 1.1 Joyce Uttan I.R.A., et al. v. Hotel Investors Trust, Inc., et al., United States District Court Case No. 92-277B(M) ("Uttan" or the "Uttan action"), is a presently uncertified federal class action. Uttan alleges a variety of causes of action including, but not limited to, violation of federal and state securities laws, the Racketeer Influenced and Corrupt Organizations Act ("RICO") and the Employee Retirement Income Security Act of 1974 ("ERISA"). To date, the class has not





                                 Exhibit 10.1
been certified, but certification is contemplated by and a condition precedent to the effectiveness of this Stipulation.

                 1.2 The defendants in the Uttan action -- HOTEL INVESTORS, YOUNG and ROTHMAN -- have appeared in the Uttan action.

                 1.3 Naomi Horowitz, et al. v. Hotel Investors Trust, Inc., et al., United States District Court Case No. 91-1161K(BTM) ("Horowitz" or the "Horowitz action"), is a presently uncertified federal class action.
The Horowitz action alleges causes of action including, but not limited to, violations of the RICO Act. To date, the class has not been certified, but certification is contemplated by and a condition precedent to the effectiveness of this Stipulation.

                 1.4 All of the defendants in the Horowitz action -- HOTEL INVESTORS, YOUNG, ROTHMAN, SAMUELS, SPEED, HENDERSON and FARRELL -- have appeared in the Horowitz action. Thereafter, plaintiffs in the Horowitz action agreed to dismiss without prejudice SAMUELS, SPEED, HENDERSON, and FARRELL and filed an amended complaint in which SAMUELS, SPEED, HENDERSON and FARRELL were not named as defendants.

                 1.5 Richard Carno, et al. v. Ronald A. Young, et al., San Diego Superior Court Case No. 650235 ("Carno" or "Carno





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
action"), is an action alleging derivative claims for breach of fiduciary duty, gross negligence and corporate waste.

                 1.6 The defendants in the Carno action -- YOUNG, ROTHMAN, HENDERSON, SAMUELS, FORD, JONES and LEVENSON -- have appeared in the Carno action, have denied plaintiffs' substantive allegations and have asserted various affirmative defenses. The parties expressly agree that State Plaintiffs and their counsel brought this action in good faith. Since the institution of the Carno action, State Plaintiffs and their counsel have had limited formal merits discovery and have learned of no facts which leads them to believe that, at trial, they would be able to establish that defendants SAMUELS, FORD, HENDERSON, LEVENSON and/or JONES engaged in any acts or conduct which would subject them to liability for misfeasance, malfeasance, nonfeasance and/or any other wrongful or unethical conduct.

                 1.7 Plaintiffs and Settling Defendants desire to settle the Uttan, Horowitz and Carno actions in the manner and upon the terms and conditions set forth below. Settling Defendants and their counsel have concluded that it is desirable that the Uttan, Horowitz and Carno actions be settled as provided herein to avoid the substantial expense, inconvenience and distraction of further legal proceedings and to put to rest Plaintiffs' claims. Plaintiffs and their counsel recognize and acknowledge the substantial expense and length of continued proceedings necessary to prosecute all the actions against the Settling Defendants through trial and through any appeal. They are also mindful of the uncertain outcome and risks of any litigation, especially in complex actions such as these. Plaintiffs and their counsel have also taken into account the financial condition of Hotel Investors, the availability of insurance, if any, for the Settling Defendants, as well as the difficulties and delays inherent in litigation such as this, and the potential problems of collection of any award. Based on the evaluation of counsel, it has been determined that the settlement set forth in this Stipulation is desirable and in the best interests of Plaintiffs, Settlement Class Members and Settling Defendants to finally put these matters to rest.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth below, it is hereby stipulated and agreed by and among the settling parties, through their respective undersigned attorneys that, subject to the approval of the Court, the Hotel Investors Litigation, and all claims that were or could have been asserted therein, shall be finally and fully compromised and settled, and the Hotel Investors Litigation shall be dismissed with prejudice, on and subject to the terms and conditions of this Stipulation, as follows:





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
         2.      DEFINITIONS

                 As used in this Stipulation, the following terms have the meanings specified below. To the extent terms or phrases used in the Stipulation are not specifically defined below, but are defined elsewhere in the Stipulation, they are incorporated into this Definition section by reference.

                 2.1 "AUTHORIZED CLAIMANT" shall mean any Class Plaintiff whose claim for recovery has been allowed pursuant to the terms of this Stipulation.

                 2.2 "CLAIMANT" shall mean any Class Plaintiff who files a Proof of Claim in such form and manner, and within such time, as the District Court shall prescribe.

                 2.3 "CLASS" shall mean all shareholders who held any interest, beneficial, of record or otherwise, in shares of Hotel Investors at any time from, and including, January 1, 1986 through, and including, the date of execution by all parties to this Stipulation. Excluded from the Class are Hotel Investors, their subsidiaries and affiliates, as well as the individual defendants, their family members, heirs and assigns.

                 2.4 "CLASS PERIOD" shall mean from January 1, 1986 through, and including, the date of execution of this Stipulation by all parties to this litigation.

                 2.5 "CLASS PLAINTIFFS" are all members of the classes or classes to be certified pursuant to this Stipulation in Uttan and Horowitz.

                 2.6 "CLASS PLAINTIFFS' COUNSEL" shall mean the following counsel for the Class Plaintiffs in the Uttan and Horowitz actions:

                          (a)     Lionel Z. Glancy, Esq., Law Offices of Lionel
         Z. Glancy, 1299 Ocean Avenue #323, Santa Monica, California 90401,
         (310) 319-3277; and

                          (b) Robert I. Harwood, Esq., Jeffrey M. Haber, Esq., Wechsler Skirnick Harwood Halebian & Feffer, 555 Madison Avenue, New York, New York 10022, (212) 935-7400.

                 2.7 "EFFECTIVE DATE" shall mean the first date on which all of the following have occurred: (1) all orders referred to herein have been entered; (2) the Judgment has become final; and (3) the Carno action has been dismissed with prejudice.





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
                 2.8 "HOTEL INVESTORS" shall mean Hotel Investors, Inc., a Maryland corporation and Hotel Investors Trust, a Maryland Real Estate Investment Trust.

                 2.9 "FINAL" means the latest of: (1) the date of final affirmance on appeal, (2) the expiration of the time of a petition for a writ of certiorari, and, if certiorari be granted, the date of final affirmance following review pursuant to that grant, or (3) the date of final dismissal of any appeal or proceeding on certiorari; or (4) if no appeal be filed, the expiration of the time for filing any appeal. An appeal or petition for a writ of certiorari pertaining solely to any plan of allocation for attorneys' fees, costs, or expenses shall not in any way delay or preclude the judgment from becoming final.

                 2.10 "HOTEL INVESTORS LITIGATION" shall mean those certain cases now pending in the United States District Court for the Southern District of California entitled Joyce Uttan I.R.A., Dr. Irwin Hoffman, John Powell and William Bieman, on behalf of themselves and all others similarly situated v. Hotel Investors Trust, Inc., a Maryland Real Estate Investment Trust, Hotel Investors Corporation, a Maryland corporation, Ronald A. Young and John F. Rothman, United States District Court for the Southern District of California Case No. 92-277 B(M) ("Uttan"), and Naomi Horowitz, on behalf of herself and all others similarly situated v. Hotel Investors Trust, Inc., a Maryland Corporation, Hotel

Investors Corporation, a Maryland Corporation, Ronald A. Young, John F. Rothman, Sherwin L. Samuels, Leland R. Speed, Graeme W. Henderson, and Brian J. Farrell, United States District Court for the Southern District of California, Case No. 91-1161 K (BTM) ("Horowitz"), and that certain action now pending in the Superior Court for the County of San Diego, California entitled Richard Carno and Sonem Partners, Ltd., derivatively and on behalf of Hotel Investors Trust and Hotel Investors Corporation v. Ronald A. Young, John F. Rothman, Graeme W. Henderson, Sherwin L. Samuels, Bruce M. Ford, Earle F. Jones, and Howard B. Levenson, defendants, and Hotel Investors Trust, a Maryland Real Estate Investment Trust and Hotel Investors Corporation, a Maryland corporation, nominal defendants, Superior Court of the State of California, County of San Diego Case No. 650235 ("Carno").

                 2.11 "INDEPENDENT DIRECTOR" shall mean, for the purposes of this Settlement, a person who is neither (i) employed by Hotel Investors or any of its subsidiaries on a salaried basis as an officer or employee; nor (ii) an officer, director or employee of a corporation which derives more than 5% of its revenues from goods and/or services supplied to Hotel Investors; nor (iii) a member of any professional firm which derives in excess of 5% of its revenues from services provided to Hotel Investors.





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
                 2.12 "JUDGMENT" shall mean the judgment to be rendered by the District Court in the Uttan and Horowitz actions in the form attached as Exhibit "B."

                 2.13 "NOTICE AND CLASS ADMINISTRATION FUND" shall mean that fund created pursuant to Paragraph 5.4 of this Stipulation.

                 2.14 "PERSON" shall mean an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

                 2.15 "PLAINTIFFS" shall mean all persons or entities of any kind which are described in Paragraphs 2.5 and 2.24.

                 2.16 "PLAN OF ALLOCATION" shall mean a plan or formula of allocation of the Settlement Fund which shall separately be submitted by Class Plaintiffs' Counsel to the District Court, whereby the Settlement Fund shall be distributed to Authorized Claimants.

                 2.17 "RELEASED CLAIMS" shall mean any and all claims released pursuant to Paragraphs 4.1 through 4.9, inclusive, of this Stipulation.





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
                 2.18 "RELEASED PARTIES" shall mean Settling Defendants and each of a Settling Defendant's past or present directors, officers, employees, agents, trustees, underwriters, issuers, insurers, co-insurers, reinsurers, controlling shareholders, attorneys, accountants, auditors, advisors, representatives, partners, independent contractors, affiliates, subsidiaries, divisions, predecessors, successors, assigns, spouses, heirs and associates and members of their immediate families.

                 2.18(a) "REPRESENTATIVE PLAINTIFFS" shall mean named Class Plaintiffs.

                 2.19 "SETTLEMENT CLASS" shall mean the class or classes in Uttan and Horowitz, presently uncertified but to be certified pursuant to this Agreement, except those persons who have timely and validly requested exclusion from the classes.

                 2.20 "SETTLEMENT CLASS MEMBER" or "MEMBER OF THE SETTLEMENT CLASS" shall mean a person who falls within the definition of the Settlement Class as set forth in Paragraph 2.19.

                 2.21 "SETTLEMENT FUND" shall mean that fund created pursuant to Paragraph 5.1 of this Stipulation.

                 2.22 "SETTLING DEFENDANTS" shall mean HOTEL INVESTORS, Sherwin L. Samuels ("SAMUELS"), Howard B. Levenson ("LEVENSON"), Graeme W. Henderson ("HENDERSON"), Bruce M. Ford ("FORD"), Earle F. Jones ("JONES"), Ronald A. Young ("YOUNG") and John F. Rothman ("ROTHMAN").

                 2.23 "SETTLING PARTIES" shall mean, collectively, each of the Settling Defendants, State Plaintiffs and Class Plaintiffs.

                 2.24 "STATE PLAINTIFFS" shall mean all plaintiffs in Richard A. Carno, et al. v. Ronald A. Young, et al., San Diego Superior Court Case No. 650235.

                 2.25 "STATE PLAINTIFFS' COUNSEL" shall mean the following counsel for the plaintiffs in the Carno litigation:

                          (a)     Lionel Z. Glancy, Esq., Law Offices of Lionel
         Z. Glancy, 1299 Ocean Avenue #323, Santa Monica, California 90401,
         (310) 319-3277;

                          (b) Scott W. Fisher, Esq., Garwin Bronzaft Gerstein & Fisher, 1501 Broadway, Suite 1416, New York, New York 10036, (212) 398-0055; and





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
                          (c) Zachary A. Starr, Esq., Goodkind Labaton Rudoff & Sucharow, 100 Park Avenue, New York, New York 10017, (212) 907-0700.

                 2.26     "RECOGNIZED LOSS" shall mean:

                          1. For Class Members who held Hotel Investors common stock at the beginning of the Class Period, the Recognized Loss shall be the difference between the lesser of the amount paid to purchase the stock or the closing price of the stock on December 31, 1985 and the price at which the stock was sold (or if the stock was held, the price on the last day of the Class Period).

                          2. For Class Members who purchased Hotel Investors stock during the Class Period and retained stock until after the end of the Class Period, the Recognized Loss shall be the difference between the amount paid to purchase the stock and the price at which the stock traded at close of business on the last day of the Class Period.

                          3. For Class Members who purchased Hotel Investors stock during the Class Period and sold that stock during the Class Period, the Recognized Loss shall





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         be the difference between the price paid for the stock and the price at which the stock was sold.

                          4. For Class Members who made multiple purchases and/or multiple sales during the Class Period, the earliest purchase shall be matched with the earliest sale and chronologically thereafter for purposes of the Recognized Loss calculations and all profits shall be subtracted from all losses in determining the Recognized Loss of each such Class Member.

         3.      TERMS OF AGREEMENT OF SETTLEMENT

                 It is hereby stipulated and agreed by and among all Plaintiffs and all Settling Defendants, by and through their respective attorneys of record, that, subject to the approvals of the appropriate Courts, the Hotel Investors Litigation and all claims that have been or could have been asserted therein, shall be finally and fully compromised and settled, and the litigation shall be dismissed with prejudice, as to all Settling Defendants, upon and subject to the terms and conditions of this Stipulation, as follows:

                 3.1 Each term set forth herein is a condition which must be fulfilled or this Stipulation and the settlement provided for herein will be null and void.





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
                 3.2 Promptly upon execution of this Stipulation, Class Plaintiffs' Counsel shall amend the complaint in both Horowitz and Uttan such that all Settling Defendants are named as party defendants in both actions.

                 3.3 Promptly upon execution of this Stipulation, State Plaintiffs' Counsel shall cooperate in the filing by the counsel for certain Settling Defendants in Carno, Scott L. Metzger and Jill Osmars Wolcott of Duckor & Spradling, to be joined by all Settling Defendants as more fully described in Paragraph 7.1, of (a) a notice to all parties of the terms of this Stipulation and (b) an application to the superior court for approval and an order that the Settlement set forth in this Stipulation is in good faith as that term is used in California Code of Civil Procedure section 877.6. It is an express condition to this Stipulation that Settling Defendants obtain an order finding that the settlement set forth in this Stipulation is in good faith and that all claims for indemnification, partial indemnification, equitable indemnification, total indemnification, or contribution of any kind are forever barred with respect to the Settling Defendants.

                 3.4 The Settling Parties expressly agree that this Stipulation is to be governed by and interpreted pursuant to the laws of the State of California. Accordingly, the parties agree that they will jointly move for an order in the Horowitz and Uttan actions that the settlement is (a) fair, just, reasonable and





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
adequate to the Class Plaintiffs; (b) is in "good faith" as that term is defined in California Code of Civil Procedure section 877.6; and (c) that all claims for contribution or indemnity of any kind against Settling Defendants are forever barred ("bar order"). The procedure is fully set forth in Paragraph 7.2. The motion will be made under the authority of Federal Savings and Loan Assoc. v. Butler, 904 F.2d 505 (9th Cir. 1990). In the event the district court will not grant such an order, the parties shall jointly apply for a bar order to be issued in accordance with Franklin v. Kaypro Corporation, 884 F.2d 1222 (9th Cir. 1989); cert. denied, 498 U.S. 890, 112 L.Ed.2d 192,
111 S.Ct. 232 (1990). Entry of a bar order is a condition precedent to the effectiveness of the settlement set forth in this Stipulation.

                 3.5 The Class Plaintiffs and the Settling Defendants shall, promptly upon execution hereof, submit this Stipulation to the District Court and shall each request: (a) that the Court conditionally certify the Class for settlement purposes; (b) that the Court enter the Notice Order as described in Paragraphs 6.1 and 6.2 of this Stipulation and attached hereto as Exhibit "A;" and (c) that the District Court approve the settlement as set forth in this Stipulation and enter the Judgment, substantially in the form of Exhibit B hereto, as set forth in Paragraphs 7.1 and 7.2, inclusive, of this Agreement.





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
                 3.6 Class Plaintiffs' Counsel shall obtain an order from the District Court setting forth the procedure for opting out of the Class to be certified. In the event any class member(s) files with the Court a timely request for exclusion, and, Recognized Loss of those persons who timely file a request for exclusion exceeds the sum set forth in a separate supplemental agreement (the "Supplemental Agreement") between the parties which shall be lodged with the United States District Court under seal, the Settling Defendants, and each of them, and their insurer(s) shall have, in their sole and absolute discretion, the option to terminate this Stipulation, in which case all parties will be restored to the Status Quo Ante and any monies deposited shall be returned to the parties in the same proportion that each deposited such funds, less any money expended in connection with the notice and administration costs in accordance with the terms of this Stipulation.

                 3.7 Notice of this Stipulation shall be provided to the Class in a format approved by the District Court. This procedure is more fully explained in Paragraphs 6.1 and 6.2. The Notice Order shall also fix a period within which requests for exclusions from the Class and objections to the settlement must be filed. Thereafter, Class Plaintiffs' Counsel shall request and obtain a hearing pursuant to Federal Rule of Civil Procedure 23(e). It is a condition to this Stipulation that the district court find this





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settlement to be entered into at arm's-length and to be fair, proper, adequate and reasonable to the Class.

                 3.8 Upon execution of this Stipulation, the Board(s) of Hotel Investors shall authorize the formation of a Transaction Committee to consider transactions which have a fair market value of at least $20 million. The Transaction Committee shall have the authority to hire experts and to make financial evaluations of transactions and its report shall be submitted to the full Boards of Directors for their own independent evaluation of the proposal based on the analysis and recommendation of the Transaction Committee. Any disagreements between the view of the Boards and the Transaction Committee shall be disclosed to the shareholders for their consideration. A majority of the Transaction Committee shall consist of Independent Directors.

         4.      GENERAL UNLIMITED RELEASES

                 4.1 Except as to such rights or claims as may be created by this Stipulation, the State Plaintiffs and Class Plaintiffs, on behalf of themselves and the Class Members and their heirs, executors, successors and assigns (the "Releasing Parties"), shall be deemed to and on the Effective Date shall and hereby do release, remise and forever discharge the Released Parties from any and all manner of losses, claims, demands and causes of action of any kind or description whatsoever which were or could have been





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
alleged in the Uttan, Horowitz and/or Carno actions, which now do or may exist from the beginning of the World through the date of this Stipulation or which may hereafter arise in the future, insofar as they relate, in any way, to the allegations set forth in the Uttan, Horowitz and Carno actions, whether direct or indirect, at law or in equity, in assumpsit or tort, and whether arising under any federal or state statute or under the common law, which said Releasing Parties, or any of them, are or may become entitled to allege either personally, representatively on behalf of a class or derivatively (on behalf of any other person), including but not limited to the following: (a) any claim for negligence, breach of contract, breach of fiduciary duty, committing or aiding and abetting the commission of a fraud or breaches of federal and/or state securities laws which were or could have been alleged in the Uttan, Horowitz and/or Carno actions; (b) any claim of breach of the covenant of good faith and fair dealing that could have been filed in or concerning the Uttan, Horowitz or Carno action; or (c) any right or claim which is now or might hereafter be assignable to, brought in the name of or be attributable to or belong to HOTEL INVESTORS or its successors. The release shall be set forth in full in the Proof of Claim and Release form to be executed by all Class Members.





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                 4.2      California Civil Code section 1542 provides that:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

                 4.3 The State Plaintiffs and the Class Plaintiffs (on behalf of themselves and the Class) shall be deemed to have waived, and, on the Effective Date, waive any and all rights and benefits they, or any of them, may have under said section 1542. In connection with this waiver, the State Plaintiffs and the Class Plaintiffs acknowledge that they have been advised by counsel in this matter; they are aware of section 1542; and that they are aware they may hereafter discover claims presently unknown or unsuspected or facts in addition to or





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
different from those they now know or believe to be true with respect to the claims released pursuant to this Stipulation. Nevertheless, the State Plaintiffs and the Class Plaintiffs intend to, and on the Effective Date do, release fully, finally and forever all claims released pursuant to this Stipulation. Each of the Class Plaintiffs and the State Plaintiffs and the members of the Class may hereafter discover claims presently unknown or unsuspected or facts in addition to or different from those they now know or believe to be true with respect to the subject matter of Released Claims, but hereby stipulate and agree to the releases given by this Stipulation. Each State Plaintiff, Class Plaintiff, and Class member shall and does, on the Effective Date, release fully, finally and forever all claims released pursuant to this Stipulation.

                 4.4 The State Plaintiffs expressly acknowledge, and the Class Plaintiffs will be informed through the Notice Order of the risk, that, subsequent to their execution of the release referred to in paragraph ___, above, said Plaintiffs may suffer further damages relating to the matters herein released, or which are unknown or unanticipated at the time the releases are signed. Said Plaintiffs further expressly recognize the risk that the damage presently known may hereafter become more serious than said Plaintiffs now expect or anticipate. Said Plaintiffs assume the above-mentioned risks, and these releases shall otherwise apply to all unknown or unanticipated results of the matters described above.

                 4.5 It is the intent of the Settling Parties that this Stipulation shall provide the Released Parties with complete peace in respect to any and all manner of claims, including as to any claims now in being but presently unknown. Upon final court approval of this Stipulation and the Settlement set forth herein the State Plaintiffs and the Class Plaintiffs shall be forever





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
hereafter barred and enjoined from commencing, instituting or prosecuting (individually, as members of a class or derivatively on behalf of HOTEL INVESTORS or any other person) any action, case or other proceeding in any court of law or equity, arbitration tribunal, or administrative forum, directly, representatively or derivatively which asserts against any of the Released Parties any claims arising out of, relating to or constituting any of the Released Claims.

                 4.6 Plaintiffs hereby represent through their respective counsel that none of them has heretofore assigned to any other Person any cause of action which any of them has or may have against any of the Released Parties.

                 4.7 The State Plaintiffs, and each of them, shall cause to be executed and delivered to counsel for the Settling Defendants dismissals with prejudice as to Settling Defendants at such time as this Stipulation receives all necessary court approvals described herein and shall be filed upon the Effective Date. Said dismissals shall be substantially in the form attached hereto as Exhibit "C."

                 4.8 The Plaintiffs shall apply to the federal court to send and shall send a notice to the Class concerning settlements with Settling Defendants in the form of Exhibit "A-1" to Exhibit "A," and of the Class Plaintiffs' intent to obtain a Final Judgment





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
containing a release and dismissal with prejudice substantially in the form attached hereto as Exhibit "B."

                 4.9 Plaintiffs shall also dismiss with prejudice any other proceeding brought by them, or any of them, in any other jurisdiction in the world based in whole or in part on the claims released herein.

                 4.10 State Plaintiffs' Counsel agree that they will not seek, directly or indirectly, to receive any fees for services or cost reimbursement from Hotel Investors, and expressly waive the right to do so, except as provided for herein. State Court Plaintiffs' Counsel further agree that the sole source of any fee to be awarded to them shall be from the Settlement Fund described in Paragraph 5.1 of this Stipulation.

         5.      THE SETTLEMENT FUNDS

                 5.1 Settlement Fund. Upon execution of this Stipulation, or any other definitive agreement that finally resolves the Horowitz, Uttan, and Carno actions, a settlement fund of $3,205,000, ("Settlement Fund,") shall be deposited into a mutually agreed upon financial institution in an account that shall require five signatures for any withdrawal. The signatories shall be Gilbert Jensen, Esq., Michael Klowden, Esq., William Bowen, Esq., Robert Harwood, Esq. and Scott Metzger, Esq. The funds in





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
the Settlement Fund shall not be disbursed except as provided by this Stipulation, or by order of the court. Upon the Effective Date, the Settlement Fund, except interest which has accrued thereon, shall be released to Class Plaintiffs' counsel, Robert I. Harwood, for the benefit of the Authorized Claimants in accordance with the Plan of Allocation. Accrued interest shall thereafter be returned to Reliance Insurance Company.

                 5.2 Only those Settlement Class Members filing valid and timely Proofs of Claim and Releases shall be entitled to receive any distributions from the Settlement Fund. The Releases to be executed by the Settlement Class Members shall release all Released Claims against the Released Parties, and shall be in the form contained in Exhibit "A-2" to Exhibit "A" hereto. Once executed by a Settlement Class Member, each Release shall be delivered to Class Plaintiffs' Counsel or their designated agent(s). Class Plaintiffs' Counsel or their agents shall preserve the executed Releases until further order of the court or written agreement of counsel to the Settling Parties, and shall make each or all of them available to Settling Defendants upon written request.

                 5.3 Letter of Credit. Upon execution of this Stipulation, or sooner, Settling Defendants ROTHMAN and YOUNG shall provide an irrevocable letter of credit to HOTEL INVESTORS CORPORATION in the amount of $800,000 pursuant to that certain

Settlement and Release Agreement dated _______________ between ROTHMAN, YOUNG, HOTEL INVESTORS and Western Host, Inc., a California corporation, a copy of which is attached as Exhibit "D," and that certain Termination of Management Contracts Agreement, dated _______________, a copy of which is attached as Exhibit "E." Upon the Effective Date, the proceeds of said letter of credit shall be distributed to HOTEL INVESTORS CORPORATION and the provisions of the agreements referenced in this paragraph and Exhibits "D" and "E" shall be declared fully enforceable.

                 5.4 Notice and Class Administration Fund. Within five business days after execution of this Stipulation, the Settling Parties shall cause to be deposited into a mutually agreed upon financial institution, the amount of $45,000 which shall constitute the Notice and Class Administration Fund. Class Plaintiffs' Counsel shall have the authority to expend funds of said account for the purpose of class notice and administration. Class Plaintiffs' Counsel shall be responsible for all costs of class notice and administration when the Notice and Class Administration Fund is exhausted. To the extent monies remain in the Notice and Class Administration Fund on the Effective Date, said monies shall be released to Class Plaintiffs' Counsel for the benefit of Authorized Claimants. If this Stipulation is canceled for any reason, to the extent monies remain in the Notice and Administrative Fund, said funds shall be returned to Settling Defendants by delivering said funds to the Duckor & Spradling

Client Trust Account, then to be delivered to the parties who contributed to the settlement in the ratio of their contributions.

         6.      NOTICE ORDER AND SETTLEMENT HEARING

                 6.1 Promptly after execution of this Stipulation and the certification of the Class as required by this Stipulation, the Settling Parties shall submit this Stipulation together with its Exhibits to the District Court and shall jointly apply for entry of an order (the "Notice Order"), substantially in the form of Exhibit "A" hereto, requesting approval for the mailing to the Plaintiffs of a Settlement Notice which shall include the general terms of the settlement set forth in this Stipulation, the preliminary approval of the settlement set forth in this Stipulation, certification of the Class for settlement purposes only, the proposed Plan of Allocation, notice that Representative Plaintiff's Counsels intend to apply for an award of attorneys' fees and reimbursement of expenses and the date of the Settlement Hearing. Settling Defendants, and their counsel, agree to take no position with respect to Plaintiffs' application for counsel fees and reimbursement of expenses.

                 6.2 The Notice Order shall specifically include provisions which, among other things:

                          (a)     Preliminarily approve this Stipulation and
the settlement set forth herein as being fair, just, reasonable and adequate to the Settlement Class;

                          (b)     Approve the form of Notice of Settlement
Hearing (substantially in the form of Exhibit "A-1" to Exhibit "A" hereto), for mailing to Settlement Class Members;

                          (c)     Approve the form of Proof of Claim and
Release (substantially in the form of Exhibit "A-2" to Exhibit "A" hereto), for mailing to Settlement Class Members;

                          (d)     Direct Class Plaintiffs' Counsel to mail or
cause to be mailed the Settlement Notice and the Proof of Claim and Release form to those Class Members who can be identified through reasonable effort, on or before dates to be specified in the Notice Order;

                          (e)     Provide that Settlement Class Members who
wish to participate in the Settlement Fund shall complete and file a Proof of Claim and Release pursuant to the instructions contained therein;

                          (f)     Provide a method for Class Members to request
to be excluded from the Class;

                          (g)     Find that the Notice given pursuant to the
subparagraphs (b)-(d) and (f) above constitutes the best notice practicable under the circumstances, including individual notice to all Settlement Class Members who can be identified upon reasonable effort, and constitutes valid, due and sufficient notice to all persons in the Settlement Class, complying fully with the requirements of Rule 23 of the Federal Rules of Civil Procedure, the Constitution of the United States, and any other applicable law;

                          (h)     Schedule a hearing or hearings (the
"Settlement Hearing") to be held by the Court to consider and determine whether the proposed settlement of the litigation as contained in this Stipulation should be approved as being fair, reasonable and adequate and the Judgment approving the settlement should be entered;

                          (i)     Provide that at or after the Settlement
Hearing, the court shall determine whether the proposed Plan of Allocation should be approved;

                          (j)     Provide that at or after the Settlement
Hearing, the court shall determine and enter an order regarding whether and in what amount attorneys' fees and expenses should be awarded to Class Plaintiffs' Counsel and State Plaintiffs' Counsel;

                          (k)     Provide that pending final determination of
whether the settlement contained in this Stipulation should be approved, neither the Plaintiffs, nor any Settlement Class Member, either directly, representatively, or in any other capacity shall commence or prosecute any action or proceeding, in any court or tribunal asserting any of the Released Claims against the Settling Defendants;

                          (l)     Provide that any objections to (i) the
proposed settlement contained in this Stipulation; (ii) entry of the Judgment approving the settlement; (iii) the proposed Plan of Allocation; or (iv) Class and State Plaintiffs' Counsels' Fee and expense Application, shall be heard and any papers submitted in support of said objections shall be received and considered by the court at the Settlement Hearing only if, on or before a date to be specified in the Notice Order, persons making objections shall file and serve notice of their intention to appear (which shall set forth briefly each objection and the basis therefor) and copies of any papers in support of their position as set forth in the Notice Order;

                          (m)     Provide that, upon the occurrence of the
Effective Date, all Settlement Class Members, whether or not they file a Proof of Claim and Release within the time provided for, shall be barred from asserting any Released Claims against any of the Released Parties, and any such Settlement Class Member shall conclusively be deemed to have released any and all such Released Claims as against the Released Parties; and

                          (n)     Provide that the Settlement Hearing or
related hearing may, from time to time and without further notice to the Settlement Class, be continued or adjourned by order of the court.

         7.      GOOD FAITH DETERMINATION AND CLASS APPROVAL

                 7.1 Promptly upon execution of this Stipulation, Plaintiffs in the Carno action and counsel for defendants in the Carno action shall jointly move the appropriate state court for an order and judgment (the "Good Faith Order") providing that:

                          (a)     the settlement embodied in this Stipulation
is entered into and made in good faith, within the meaning of sections 877 and
877.6 of the California Code of Civil Procedure and that the Carno action is dismissed with prejudice as to the Carno defendants; and

                          (b)     all claims for contribution or
indemnification, however denominated, against the Settling Defendants in the action, arising under applicable law in favor of persons or entities who are asserted to be or may be joint tortfeasors with said Settling Defendants and based upon liability arising from, or based upon, the Carno action, are forever extinguished, discharged, satisfied and/or otherwise unenforceable, as more fully described in Paragraph 3.3.

                 7.2 Promptly upon execution of this Stipulation, Class Plaintiffs and Settling Defendants shall jointly move the United States District Court for the Southern District of California for an order, as provided in Paragraph ___, as well as the following:

                          (a)     determining that all claims for contribution
and indemnity, however, denominated, against any or all Settling Defendants are forever barred.

                          (b)     entering of a Judgment substantially in the
form of Exhibit B; and

                          (c)     in the event the United States District Court
in the Uttan and Horowitz actions makes findings in connection with the contemplated approvals described in this Agreement, Settling Defendants do not, by entering into this Agreement, waive their right to object to the making or content of any such findings.

         8.      REPRESENTATIONS AND WARRANTIES

                 8.1 Each of the parties to this Stipulation represents and warrants to, and agrees with each other party hereto, as follows:

                 8.2 All parties have received independent legal advice from their attorneys with respect to the advisability of making this settlement, with respect to the advisability of executing this Stipulation, and with respect to the meaning of California Civil Code section 1542.

                 8.3 No party to this Stipulation (nor any officer, agent, partner, employee, representative or attorney of or for any party), has made any statement or representation to any other party to this Stipulation regarding any fact relied upon in entering into this Stipulation, and each party does not rely upon any statement, representation or promise of any other party (or any officer, agent, partner, employee, representative or attorney of or for any other party), in entering into this Stipulation, or in making the settlement provided for herein, except as expressly stated in this Stipulation, the exhibits hereto and the writings referred to herein.

                 8.4 Each party to this Stipulation has made such investigation of the facts pertaining to this settlement and this Stipulation, and of all the matters pertaining to him or it, as he or it deems necessary.

                 8.5 Each undersigned attorney has read this Agreement and understands its contents.

                 8.6 The Settling Parties and undersigned attorneys shall execute all such further and additional documents as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Stipulation.

                 8.7 The State Plaintiffs' Counsel and the Class Plaintiffs' Counsel warrant that they are all, and each of them, authorized by their respective clients, and each of them, to enter into and execute this Stipulation including the releases, and that they collectively represent the Plaintiffs, and each of them.

                 8.8 Settling Defendants represent that the signatories on its behalf are fully authorized to enter into and execute this Agreement.

         9.      TERMINATION

                 9.1 If any State Court after all applicable appeals finally refuses to enter the Good Faith Order described in Paragraph 7.1 of this Stipulation as to the Carno action, or the Federal Court after all applicable appeals finally refuses to enter the order approving this Stipulation and the Judgment in the form as substantially set forth in Exhibit B, or should Class Plaintiffs' Counsel or State

Plaintiffs' Counsel fail to make motions or applications required by this Stipulation within 60 days of its execution, Settling Defendants, or any of them, may, but need not, unilaterally terminate this Stipulation by written notice and the Settlement Fund, including any interest earned thereon, shall then immediately be returned to Settling Defendants and their insurers or their respective designated representative(s), in the same proportion that each contributed to the Settlement Fund.

                 9.2 Class Plaintiffs' Counsel shall within two (2) business days following the expiration of the period to file Requests for Exclusion from the Class personally serve on Duckor & Spradling, a writing verified by one of the Class Plaintiffs' Counsel (herein called "Verified Tabulation of Requests for Exclusion") listing the name, address, identification of investment and dollar amount of investment of each class member who elects to opt-out from the Class.

                 9.3 In the event that the aggregate Recognized Loss listed on the Verified Tabulation of Requests for Exclusion exceeds the amount specified in the Supplemental Agreement referred in Paragraph 3.6 of the Stipulation, then any Settling Defendant or his/its insurer(s) may, but need not, terminate this Stipulation and it shall be deemed null and void, provided the Settling Defendant or its insurer(s) provides written notice of its election to terminate the Stipulation by personal delivery to Robert I. Harwood, Wechsler

Skirnick Harwood Halebian & Feffer, and to Scott Metzger, Duckor & Spradling within five (5) business days following delivery of the Verified Tabulation of Requests for Exclusion. In the event a Settling Defendant or his/its insurer elects to terminate as provided herein, the Settlement Fund including any interest earned thereon shall be returned to Settling Defendants and their insurer(s) or their designated representatives in the same proportion that each contributed to the Settlement Fund.

         10.     MISCELLANEOUS PROVISIONS

                 10.1 This Stipulation and its exhibits constitute the entire agreement and understanding between the parties hereto concerning the subject matter hereof, and no representations, warranties, covenants or inducements have been made to any party concerning this Stipulation and its exhibits. This Stipulation supersedes and replaces all prior negotiations and proposed agreements, written and oral, relating thereto.

                 10.2 Plaintiffs and Settling Defendants may only waive, release or alter any provision of this Stipulation by another document in writing signed by duly authorized representatives of Plaintiffs and Settling Defendants.

                 10.3 No waiver of any term, provision or condition of this Stipulation in any one or more instance shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Stipulation.

                 10.4 No terms of this Stipulation may be changed or terminated orally.

                 10.5 This Stipulation shall be filed promptly with the appropriate state court and the federal court and shall constitute a stipulation in writing before said courts so as to be subject to all enforcement proceedings set forth in California Code of Civil Procedure section
664.6 and United States District Court for the Southern District of California Local Rule 7.4 and applicable federal law.

                 10.6 The state court shall continue to exercise jurisdiction and supervision over the subject matter of this Stipulation, including its administration, consummation and enforcement, to the extent that it applies to the Carno action, until such time as the applicable statutes of limitations have expired on all claims which may be filed against the Settling Defendants.

                 10.7 The federal court shall continue to exercise jurisdiction and supervision over the subject matter of this Stipulation, including its administration, consummation and enforcement, to the extent that it applies to the Uttan and

Horowitz actions, until such time as the applicable statutes of limitation have expired on all claims which may be filed against Settling Defendants.

                 10.8 Each of the undersigned agrees to use his or her best efforts to take, or cause to be taken, all actions as may be reasonably required in order to effectuate the terms of this Stipulation.

                 10.9 Any notice, request, instruction or other document deemed by any party to be necessary or desirable to be given to another party shall be in writing and shall be hand delivered, hand delivered by courier, or mailed by registered mail or certified mail, return receipt requested, postage prepaid, addressed as follows:

                 Edward M. Medvene, Esq.
                 Patricia H. Benson, Esq.
                 MITCHELL, SILBERBERG & KNUPP
                 11377 West Olympia Boulevard
                 Los Angeles, CA  90064
                 (310) 312-2000

                 Michael J. Klowden, Esq.
                 MORGAN, LEWIS & BOCKIUS
                 801 South Grand Avenue
                 Suite 220
                 Los Angeles, CA  90017

                 Lionel Z. Glancy, Esq.
                 LAW OFFICES OF LIONEL Z. GLANCY
                 1299 Ocean Avenue, Suite 323
                 Santa Monica, CA  90401

                 Robert I. Harwood
                 Wechsler Skirnick Harwood Helebian & Feffer
                 555 Madison Avenue, New York, New York 10022
                 (212) 935-7400

                 Gilbert D. Jensen, Esq.
                 BARTON, KLUGMAN & OETTING
                 333 South Grand Avenue
                 37th Floor
                 Los Angeles, CA  90071-1599

                 Scott W. Fisher, Esq.
                 GARWIN, BRONZAFT, GERSTEIN & FISHER
                 1501 Broadway, Suite 1416
                 New York, New York  10036

                 Zachary A. Starr, Esq.
                 GOODKIND, LABATON, RUDOFF & SUCHAROW
                 100 Park Avenue
                 New York, New York  10019

                 R. William Bowen, Esq.
                 LUCE, FORWARD, HAMILTON & SCRIPPS
                 600 West Broadway, Suite 2600
                 San Diego, CA  92101

                 Dennis Kinnard, Esq.
                 MUNGER, TOLLES & OLSON
                 355 South Grand Avenue, 35th Floor
                 Los Angeles, CA  90071

                 Scott L. Metzger, Esq.
                 Jill Osmars Wolcott, Esq.
                 Duckor & Spradling
                 401 West A Street, Suite 2400
                 San Diego, CA  92101-7909


If mailed as aforesaid, notice shall be deemed given three (3) days after deposit in the United States mail. The person and addresses to which mailings may be made may be changed from time to time by a notice mailed as aforesaid.

                 10.10 The parties hereto acknowledge to each other that no one, nor any of their agents or attorneys, has made any promises, representation or warranty to induce them to enter into this Stipulation other than as set forth in this Stipulation and the Exhibits hereto and other writings referred to herein.

                 10.11 This Stipulation shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties hereto.

                 10.12 This Stipulation, the settlement and any proceedings in connection therewith shall not be construed as an admission of truth of any allegation or the validity of any claim asserted or of any liability therein; nor shall this Stipulation, nor the settlement, nor any papers related to them, nor any of the terms hereof be offered or received in evidence or in any way referred to in any civil, criminal or administrative action or proceeding other than (1) such proceedings as may be necessary to consummate or enforce this Stipulation or to comply with any law or regulation of any Federal, State or other government entity or (2) any action or proceeding against Settling Defendants or any Released Party to support a defense of res judicata, collateral estoppel, release or other theory of claim preclusion or issue preclusion or similar defense; nor shall they be construed by anyone for any purpose whatsoever as an admission or presumption of any wrongdoing. Settling Defendants deny all the material allegations contained in the Carno, Uttan and Horowitz actions, maintain that their conduct and the conduct of the persons and entities released herein has been at all times legal and proper, and deny any fault or liability whatsoever.

                 10.13 If this Stipulation should terminate or become null and void for any reason, then this Stipulation, all documents relating thereto, including without limitation, briefs, affidavits and correspondence submitted to the Court and all negotiations and proceedings relating thereto shall be without prejudice to the rights of any and all parties hereto, who shall be restored to the status quo ante existing on the execution date of this Stipulation, except to the extent of costs expended from the Notice and Administration Fund.

                 10.13(a) If this Stipulation should terminate or become null and void for any reason, applicable statutes of limitation are deemed tolled as of the date of this Stipulation, without prejudice to any statute of limitations defense any Settling Defendant may have had as of the date of the Stipulation.

                 10.14 With the exception of those matters already filed of record in the Uttan, Horowitz or Carno actions prior to the execution of this Stipulation, the aforesaid documents, negotiations and proceedings shall not be offered in evidence or referred to by anyone in any action or proceeding in the event that this Stipulation should terminate and become null and void.

                 10.15 State Plaintiffs' Counsel and Class Plaintiffs' Counsel, and the employees and attorneys in those firms, agree not to share any information including, but not limited to, research or discovery with persons or entities not subject to this settlement that might subsequently accept or prosecute any cases arising out of the Uttan, Horowitz and/or Carno litigation against the Released Parties, or any of them, absent a court order or subpoena. If the State Plaintiffs' Counsel and Class Plaintiffs' Counsel receive notice of a court order or a subpoena requiring the production of such information, they shall provide notice to counsel for Settling Defendants in a sufficient amount of time that would allow counsel for Settling Defendants to request appropriate relief from said court order or subpoena. The State and Class Plaintiffs' Counsel shall not have an obligation to bring any such motion for relief, which obligation shall be that of counsel for Settling Defendants.

                 10.16 State and Class Plaintiffs' Counsel warrant that they have not assisted anyone not covered by the releases contemplated by this Stipulation to be given to the Released Parties in preparing any claim or lawsuit which is not presently on file, regarding any of the matters in this Stipulation against any of the Released Parties.

                 10.17 This Stipulation may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument, and when each party has signed at least one such counterpart, this Stipulation shall become binding and effective as to all parties as of the day and year first above written.

                 10.18 Unless the context otherwise requires, in this instrument the singular number includes the plural and the plural number includes the singular, the masculine gender includes the feminine and/or neuter, the neuter includes the masculine and/or feminine, and the feminine includes the masculine and/or neuter.

                 10.19 All terms of this Stipulation and the Exhibits thereto shall be governed and interpreted according to the substantive law of the State of California.

         IN WITNESS WHEREOF, the parties hereto have executed this Stipulation as of the day and year first above written.

                                           MITCHELL, SILBERBERG & KNUPP


Dated:  December 17, 1993                  By:  /s/ PATRICIA H. BENSON, ESQ.
                                                ------------------------------
                                                    Patricia H. Benson, Esq.
                                                    Attorneys for Defendant
                                                    Sherwin L. Samuels


                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                   [SIGNATURES CONTINUED FROM PRECEDING PAGE]



                                          MORGAN, LEWIS & BOCKIUS


Dated:  April 11, 1994                    By:  /s/ MICHAEL J. KLOWDEN, ESQ.
                                               -------------------------------
                                               Michael J. Klowden, Esq.
                                               Attorneys for HOTEL INVESTORS,
                                               INC., and HOTEL INVESTORS TRUST


                                          BARTON, KLUGMAN & OETTING


Dated:  April 30, 1994                    By:  /s/ GILBERT D. JENSEN, ESQ.
                                               -------------------------------
                                               Gilbert D. Jensen, Esq.
                                               Attorneys for Reliance Insurance
                                               Company


                                          LAW OFFICES OF LIONEL Z. GLANCY


Dated:  December 20, 1993                 By:  /s/ LIONEL Z. GLANCY, ESQ.
                                               -------------------------------
                                               Lionel Z. Glancy, Esq.
                                               Attorneys for Plaintiffs



                                          WECHSLER SKIRNICK HARWOOD HELEBIAN &
                                          FEFFER


Dated:  December 17, 1993                 By:  /s/ ROBERT I. HARWOOD
                                               -------------------------------
                                               Robert I. Harwood
                                               Attorneys for Plaintiffs


                                          GARWIN, BRONZAFT, GERSTEIN & FISHER



Dated:  December 11, 1993                 By:  /s/ SCOTT W. FISHER, ESQ.
                                               -------------------------------
                                               Scott W. Fisher, Esq.
                                               Attorneys for Plaintiffs


                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                   [SIGNATURES CONTINUED FROM PRECEDING PAGE]


                                          MUNGER, TOLLES & OLSON



Dated:  April 5, 1994                     By: /s/ DENNIS KINNARD, ESQ.
                                              -------------------------------
                                              Dennis Kinnard, Esq.
                                              Attorneys for JOHN F. ROTHMAN


                                          GOODKIND, LABATON, RUDOFF & SUCHAROW



Dated:  December 11, 1993                 By: /s/ LAWRENCE SUCHAROW
                                              -------------------------------
                                              Lawrence Sucharow
                                              Attorneys for Plaintiffs



                                          LUCE, FORWARD, HAMILTON & SCRIPPS



Dated:  April 11, 1994                    By: /s/ R. WILLIAM BOWEN, ESQ.
                                              -------------------------------
                                              R. William Bowen, Esq.
                                              Attorneys for RONALD A. YOUNG



                                          DUCKOR & SPRADLING


Dated:  December 11, 1993                 By: /s/ SCOTT L. METZGER, ESQ.
                                              -------------------------------
                                              Scott L. Metzger, Esq.

                                          By: /s/ JILL OSMARS WOLCOTT, ESQ.
                                              -------------------------------
                                              Jill Osmars Wolcott, Esq.
                                              Attorneys for GRAEME W. HENDERSON,
                                              BRUCE M. FORD, EARLE F. JONES and
                                              HOWARD B. LEVENSON